Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	November 6, 2020

Footnotes to Form 4

(1)  This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); Dinan Management, L.L.C. (“Dinan Management”); Thanasi Skafidas; and William Vrattos.

(2) On November 6, 2020, York Capital made a distribution in kind, on a pro rata basis, for no additional consideration, of 3,535,717 Shares to a certain limited partner in accordance with the applicable terms of York Capital’s relevant fund agreements.

(3) Represents 5,705,260 shares directly held by York Capital, 11,751,923 shares directly held by York Credit Opportunities Fund, L.P., 8,161,422 shares held directly held by York Select Strategy Master Fund, L.P. (“York Select Strategy”), 12,628,348 shares directly held by York Credit Opportunities Master Fund, L.P. (“York Credit Opportunities Master”), 2,522,723 shares directly held by York European Distressed Credit Fund II, L.P. (“York European Fund”), and 13,567,803 shares directly held by York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”).

(4)  YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; York Select Domestic Holdings, which in turn is the general partner of York Select Strategy; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities.  Mr. Vrattos, Partner and Co-Chief Investment Officer at York Capital, and Mr. Skafidas, analyst at York Capital, are each members of the board of directors of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its pecuniary interest.